Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in LifeVantage Corporation's Registration Statement on Form S-8 (File No. 333-200363) of our report dated September 1, 2015, relating to the consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the year ended June 30, 2015 which appear in this annual report on Form 10-K.

EKS&H LLLP
September 7, 2017
Denver, Colorado